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[MILLENNIUM CHEMICALS LOGO]

Exhibit 99.1

                         NEWS RELEASE

Contact:          Mickey Foster
                  Vice President
                  Corporate and Investor Relations
                  (410) 229-4444

                                                           FOR IMMEDIATE RELEASE

                           MILLENNIUM CHEMICALS PRICES
                           ---------------------------
                  $125 MILLION OF CONVERTIBLE SENIOR DEBENTURES
                  ---------------------------------------------

Hunt Valley, Maryland, November 19, 2003 -- Millennium Chemicals (NYSE: MCH) ("Millennium") today announced that it had priced its offering of $125 million principal amount of 4% convertible senior debentures due 2023, plus up to an additional $25 million of debentures that may be issued at the option of the initial purchasers. The debentures will pay interest semi-annually. Holders may convert their debentures into shares of Millennium common stock at a conversion price of $13.63 per share, equivalent to a conversion rate of 73.3568 shares per $1,000 principal amount of debentures, subject to adjustment. The conversion privilege may be exercised during any fiscal quarter if the closing price of the common stock on a specified number of days in the prior quarter is greater than $17.04 per share, which is 125% of the conversion price, or under certain other limited circumstances. The debentures will rank equal in right of payment with all of Millennium's existing and future senior unsecured indebtedness and will be effectively subordinated to all existing and future liabilities of Millennium's subsidiaries other than Millennium America Inc., which is guaranteeing payments on the debentures.

Millennium intends to use proceeds of the offering to repay the remaining balance of its term loan facility and to reduce borrowings under its revolving credit facility.

The debentures are redeemable at Millennium's option beginning November 15, 2010 at a redemption price equal to 100% of the principal amount plus accrued interest, if any. Holders of the debentures will have the right to require Millennium to repurchase all or some of their debentures at a purchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest on November 15, 2010, November 15, 2013 and November 15, 2018. Millennium may choose to pay the purchase price in cash or shares of Millennium common stock or any combination of cash and Millennium common stock. Holders of the debentures will also have the right to require Millennium to repurchase all or some of their debentures for cash, upon the occurrence of certain events constituting a fundamental change.




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The debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws. Any offers of the debentures will be made exclusively by means of a private offering memorandum.

Millennium has obtained an amendment to its Credit Agreement to revise certain financial covenants, among other things. Upon the application of proceeds of the debentures, as described above, and certain other conditions, the amendment to the revolving credit facility will be effective. Millennium expects that the above requirements will be met, and that the amendment will become effective, on November 25, 2003.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the debentures or any shares of Millennium common stock, nor will there be any sale of the debentures in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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